Exhibit 1.0

PLAN FOR THE MERGER

OF SANPAOLO IMI S.P.A.

WITH AND INTO BANCA INTESA S.P.A.

The Banca Intesa securities referred to herein that will be issued in connection with the merger described herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Banca Intesa securities will be made available within the United States in connection with the merger pursuant to an exemption from the registration requirements of the Securities Act.

The merger described herein relates to the securities of two foreign (non-U.S.) companies and is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since Banca Intesa and Sanpaolo IMI are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Banca Intesa may purchase securities of Sanpaolo IMI otherwise than in the merger, such as in open market or privately negotiated purchases.

This is an English translation of the original Italian document. The original version in Italian takes precedence.

PLAN FOR THE MERGER
OF SANPAOLO IMI S.P.A.
WITH AND INTO BANCA INTESA S.P.A.

The Boards of Directors of Banca Intesa S.p.A. and Sanpaolo IMI S.p.A.

considering that:

-                        an agreement for the integration of the respective banking groups has been reached which will result in the creation of a significant player in Italy and Europe;

-                        this integration shall create significant synergies and important rationalisation, and may result in economies of scope in business areas in which the specialisation of product offerings and product innovation are particularly important;

-                        the rationalisation and formation of the new banking group resulting from the integration also include a transaction with Crédit Agricole S.A. pertaining to, among other issues, the sale to the latter of the entire equity stake held by Banca Intesa S.p.A. in Cassa di Risparmio di Parma e Piacenza S.p.A. and in Banca Popolare FriulAdria S.p.A., as well as the sale of an additional 193 branches of Banca Intesa S.p.A.;

-                        the following are the key terms of the integration:

1.               Eurizon

The listing process of Eurizon Financial Group S.p.A. shall be finalized by the end of 2007 while maintaining the current scope and, if possible and appropriate, the programme as defined, except for further enhancements of the scope of activities due to the reorganisation following the merger between Sanpaolo IMI S.p.A. and Banca Intesa S.p.A..

2.               Organizational model

2.1. Parent Company

Central operations and governance operations shall be equally distributed between Milan and Turin, taking into account the strategic and operational importance of such operations.

2.2. Banca dei Territori Business Unit and Corporate and Investment Banking Business Unit

The main office of the Banca dei Territori Business Unit shall be in Turin and shall coordinate and supervise the activities of the New Group in the following segments: Retail, Private and SMEs with appropriate size thresholds; the main office of the Corporate and Investment Banking Business Unit shall be in Milan and shall coordinate and supervise powers over the activities of the New Group in the following segments: Middle and Large Corporate, Financial Institutions and concerning all product segments of Investment Banking and Merchant Banking.

2.3. Banche dei Territori

Cassa di Risparmio di Padova e Rovigo S.p.A. (Cariparo), Cassa di Risparmio in Bologna S.p.A. (Carisbo), Banco di Napoli S.p.A. and Friulcassa S.p.A. shall act as reference banks respectively for the Italian regions of Veneto (with the integration of Cassa di Risparmio di Venezia S.p.A.), Emilia, the four Regions in Southern Italy (Campania, Basilicata, Puglia and Calabria) and the Italian region of Friuli Venezia Giulia, with a predominant brand and the expansion of the distribution network through the assignment of all the branches of the New Group which operate in the respective territorial areas.

The corporate governance bodies of the Banche dei Territori shall have an appropriate number of local representatives.

2.4. Consumer credit

Enhancement of the Neos platform, maintaining the relevant office in Bologna.

2.5. Centre of Excellence in the import-export activities

Enhancement of the widespread entrepreneurship and vocation for the export activity typical of North-eastern Italy, by establishing a centre of excellence for services connected to the import-export activity in Padua (consolidating the existing platform).

2.6. Private Equity

Development and enhancement of Private Equity activities in Bologna.

3.               IT system

The competences and employment levels in the technological centre in Moncalieri will be enhanced and safeguarded.

have prepared the following merger plan pursuant to art. 2501-ter of the Italian Civil Code.

1.         COMPANIES INVOLVED IN THE MERGER

Surviving company

BANCA INTESA S.p.A.

•             Registered office in Milano, Piazza Paolo Ferrari, 10

•             Share capital 3,613,001,195.96 euro, fully paid-in, divided into 6,948,079,223 shares with a nominal value of 0.52 euro each, of which 6,015,588,662 ordinary shares and 932,490,561 saving shares

•             Milan Company Register and Fiscal Code 00799960158

•             VAT Code 10810700152

•             Company registered in the National Register of Banks under no. 5361

•             Parent Company of “Gruppo Intesa”, included in the National Register of Banking Groups

•             Company member of the National Interbank Deposit Guarantee Fund and the National Guarantee Fund.

Company to be merged

SANPAOLO IMI S.p.A.

•             Registered office in Torino, Piazza San Carlo, 156

•             Share capital 5,400,089,095.68 euro, fully paid-in, divided into 1,875,030,936 shares with a nominal value of 2.88 euro each, of which 1,590,846,918 ordinary shares and 284,184,018 preference shares.

The share capital may increase by a maximum of 362,592.00 euro, as a result of the exercise, prior to the effectiveness of the Merger, of stock options for the subscription of 125,900 ordinary shares by the employees of the Group which were assigned in connection with their stock option plans

•             Torino Company Register, Fiscal Code and VAT Code 06210280019

•             Company registered in the National Register of Banks under no. 5084

•             Parent Company of “Gruppo bancario Sanpaolo IMI”, included in the National Register of Banking Groups

•             Company member of the National Interbank Deposit Guarantee Fund and the National Guarantee Fund.

2.        ARTICLES OF ASSOCIATION OF THE SURVIVING COMPANY

In connection with the merger, the Surviving company shall increase its share capital by a maximum nominal amount of 3,037,379,042.88 euro through the issuance of up to a maximum of 5,841,113,544 ordinary shares with a nominal value of 0.52 euro each, applying the exchange ratio and the conditions of assignment of the shares set forth in paragraphs 3 and 4 below.

As a consequence of the merger, the Extraordinary Shareholders’ Meeting of Banca Intesa S.p.A., called to approve this merger plan, shall also be called to resolve upon a share capital increase up to a maximum amount of 15,835,003.08 euro through the issuance of a maximum of 30,451,929 ordinary shares with a nominal value of 0.52 euro each, in  order to service the existing stock option plans of the Company to be merged, to the extent such stock option plans are still effective.

In addition, the Extraordinary Shareholders’ Meeting of Banca Intesa S.p.A., which is called to approve the merger, shall also resolve upon the approval of a new text of the Articles of Association, in the form attached hereto as attachment A, which includes, among other provisions, the adoption of a new corporate name, the transfer of the registered office to Turin, as well as the adoption of a dual corporate governance system, in accordance with article 2409-octies and subsequent provisions of the Italian Civil Code.

Immediately following the approval of the merger plan, Banca Intesa’s Ordinary Shareholders’ Meeting shall appoint, pursuant to and in compliance with the provisions of art. 34 of its new Articles of Association, 19 members of the Supervisory Board of the Surviving company. Both the resolution for the adoption of the amended Articles of Association and the appointment of the members of the Supervisory Board shall be effective from the date on which the merger becomes effective, without prejudice to the immediate effects of the aforementioned art. 34 of the new Articles of Association. When the merger becomes legally effective, the Ordinary Shareholders’ Meeting of the Surviving company shall appoint 2 other members of the Supervisory Board, in order to ensure an adequate representation of minority shareholders, including those of Sanpaolo IMI S.p.A.

3.          EXCHANGE RATIO

The exchange ratio is the following:

•                      3.115 newly-issued ordinary shares of the Surviving company with a nominal value of 0.52 euro each for each ordinary or preference share of Sanpaolo IMI S.p.A. with a nominal value of 2.88 euro each.

No adjustment payments will be made in cash.

4.          ASSIGNMENT OF THE SHARES OF THE SURVIVING COMPANY ALLOCATED TO SHAREHOLDERS OF SANPAOLO IMI S.P.A. IN EXCHANGE FOR SANPAOLO IMI S.P.A. SHARES

Following the completion of the merger, the Surviving company shall:

•                      issue up to a maximum of 5,841,113,544 ordinary shares with a nominal value of 0.52 euro to be assigned to the shareholders of ordinary and preference shares of the Company to be merged, in accordance with the exchange ratio set forth above;

•                      cancel without consideration any ordinary shares of Sanpaolo IMI S.p.A. held by Banca Intesa S.p.A., and any treasury shares of Sanpaolo IMI S.p.A

In connection with the determination of the maximum number of the Surviving company’s shares to be assigned to the shareholders of Sanpaolo IMI S.p.A., the 284,184,018 preference shares of Sanpaolo IMI S.p.A. have also been taken into account on the basis of the same exchange ratio as that used for the ordinary shares.

The deed of merger shall include the waiver by one or more Sanpaolo IMI S.p.A. shareholders to the exchange of the fractions of shares necessary to ensure the overall balancing of the transaction.

In any case, a service will be available for the treatment of any fractions of shares at market prices and without further expenses or charges relating to stamp duties or commissions for the benefit of shareholders of the Company to be merged.

The shares of the Surviving company which will be newly issued in connection with the exchange shall be listed at the same terms as the shares of Banca Intesa S.p.A. currently outstanding, and shall be available to the shareholders of the Company to be merged in accordance with the conditions typically applicable to dematerialised shares subject to the centralised management of Monte Titoli S.p.A., starting from the first business day after the effective date of the merger. The notice to be published regarding the merger shall include such date and shall be published in at least one national daily newspaper.

5.          DATE FROM WHICH SHARES OF THE SURVIVING COMPANY ISSUED IN EXCHANGE FOR SANPAOLO IMI SHARES SHALL PARTICIPATE IN THE DISTRIBUTION OF NET INCOME

The shares of the Surviving company issued in exchange for Sanpaolo IMI S.p.A. shares will have ordinary rights.

6.          EFFECTIVE DATE OF THE MERGER

The merger becomes effective vis-à-vis third parties, pursuant to art. 2504-bis, par. 2, of the Italian Civil Code, from the later of the date of the registration of the deed of merger and the date set forth in the deed of merger but, in any event, no earlier than January 1st, 2007.

With reference to the provisions of art. 2501-ter, par. 1, No. 6, of the Italian Civil Code, any transactions carried out by the Company to be merged shall be recorded in the financial statements of the Surviving company starting as of January 1st, 2007.

The merger shall become effective from a tax perspective as of the same date.

7.               TREATMENT WHICH MAY BE RESERVED TO SPECIAL CATEGORIES OF SHAREHOLDERS AND HOLDERS OF SECURITIES OTHER THAN SHARES

Neither Banca Intesa S.p.A., nor Sanpaolo IMI S.p.A. have issued securities, other than shares, which shall receive special treatment in connection with the merger.

Likewise, no class of shareholders will be receiving special treatment in connection with the merger.

With reference to the American Depositary Receipts of Sanpaolo IMI S.p.A. shares (“Sanpaolo IMI ADRs”), listed on the New York Stock Exchange, the exchange of Sanpaolo IMI S.p.A. shares shall also involve the exchange of the shares represented by the Sanpaolo IMI ADRs. Accordingly, the Sanpaolo IMI ADRs shall be substituted and updated by the depositary bank without any interruption with ADRs relating to the Surviving company.

8.               PARTICULAR ADVANTAGES FOR THE MANAGEMENT OF THE COMPANIES INVOLVED IN THE MERGER

The directors of the companies involved in the merger will not be granted any particular advantages.

9.               INFORMATION

In addition to the documentation requested by art. 2501-septies of the Italian Civil Code, according to art. 70, par. 4, of the CONSOB Regulation approved with resolution No. 11971 dated May 14th, 1999, and subsequent amendments and integrations, the Informational Document (“Documento Informativo”) shall be promptly filed and publicly disseminated.

•  •  •

Any information provided herein does not prejudice any modifications, integrations and even numerical updates of this plan and of the attached Articles of Association of the Surviving company which are permitted by applicable law or which may be required by the supervisory authority or in connection with the registration in the Company Register.

Milan, October 12th 2006	Turin, October 12th 2006

Banca Intesa S.p.A.	Sanpaolo IMI S.p.A.
The Chairman	The Chairman
Giovanni Bazoli	Enrico Salza